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                                                                     Exhibit 5.1


17 July, 2000

RSL Communications, Ltd.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

Dear Sirs

RSL Communications, Ltd.
Registration Statement on Form S-4

We have acted as special legal counsel in Bermuda to RSL Communications, Ltd. (the "Company") in connection with the registration of US$100,000,000 new 12?% Senior Dollar Notes due 2010 and Euro 100,000,000 new 12 7/8% Senior Euro Notes due 2010 issued by RSL Communications PLC (together, the "New Notes") to be exchanged for US$100,000,000 12 7/8% Senior Dollar Notes due 2010 (the "Old US$ Notes") and Euro 100,000,000 12 7/8% Senior Euro Notes due 2010 (the "Old Euro Notes") the Old Notes being issued by RSL Communications PLC on 22 February, 2000 (together, the "Old Notes"), both the Old Notes and the New Notes being guaranteed by the Company and RSL COM U.S.A., Inc., as described in the Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on 17 July, 2000 (the "Registration Statement").

For the purposes of giving this opinion, we have examined and relied upon the following documents:

(i) a copy of the Registration Statement;

(ii) a photocopy of an Indenture dated as of 22 February, 2000 between RSL Communications PLC as Issuer, the Company and RSL COM U.S.A., Inc. as guarantors and the Chase Manhattan Bank as trustee in respect of the Old US$ Notes containing the guarantee of such Notes by the Company and RSL COM U.S.A., Inc..

(iii) a photocopy of an Indenture dated as of 22 February, 2000 between RSL Communications PLC as Issuer, the Company and RSL COM U.S.A., Inc. as guarantors and the Chase Manhattan Bank as trustee in respect of the Old Euro Notes containing the guarantee of such Notes by the Company and RSL COM U.S.A., Inc..


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RSL Communications, Ltd.
17 July, 2000
Page 2

We also have reviewed a copy of the memorandum of association and the bye-laws of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Service of Process and Enforcement of Liabilities", and "Legal Matters".

On the basis of and subject to the foregoing, we are of the opinion that:

1. The New Notes Guarantees (as defined in the Registration Statement) have been duly authorised by the Company.

2. No withholding or deduction for taxes will be payable under Bermuda law in respect of any payments to be made by the Company under the New Notes Guarantees (as defined in the Registration Statement).

Yours faithfully